     Instructions for Withdrawal
of
Previously Tendered Shares of Common Stock
of
Neuberger Berman California Intermediate Municipal Fund Inc.
Neuberger Berman Income Opportunity Fund Inc.
or
Neuberger Berman Real Estate Securities Income Fund Inc.
(each, a “Fund”)

     If you tendered to a Fund, in connection with an offer, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 18, 2009 and a Fund’s related Letter of Transmittal, by (1) Neuberger Berman California Intermediate Municipal Fund Inc., a Maryland corporation, to purchase for cash up to 10% of its outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), (2) Neuberger Berman Income Opportunity Fund Inc., a Maryland corporation, to purchase for cash up to 10% of its outstanding Common Stock and (3) Neuberger Berman Real Estate Securities Income Fund Inc., a Maryland corporation, to purchase for cash up to 5% of its outstanding Common Stock (which, with respect to a Fund, constitutes the “Offer” and, collectively, the “Offers”), and you wish to withdraw all or any of your shares of Common Stock, please fill out the attached Notice of Withdrawal.

     1. Withdrawal. If you have tendered your Common Stock pursuant to an Offer, you may withdraw your shares of Common Stock previously tendered by completing, executing and sending the attached “Notice of Withdrawal” to any one of the addresses set forth on the first page of the Notice of Withdrawal.

     2. Delivery of Notice of Withdrawal. Mellon Investor Services LLC (the “Depositary”) must receive the Notice of Withdrawal prior to 5:00 p.m., New York City time, on October 16, 2009 (the “Expiration Date”), which is the expiration date of the Offers. The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing holder of Common Stock. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     3. Procedures and Signature Guarantee. The Notice of Withdrawal must specify the name of the Fund, the name of the person who tendered the Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn and the name of the registered holder of Common Stock, if different from that of the person who tendered such Common Stock. If the Common Stock to be withdrawn has been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Common Stock tendered by an Eligible Institution (as defined below)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Common Stock. In addition, such notice must specify, in the case of Common Stock tendered by Direct Registration System transaction, the name of the registered holder (if different from that of the tendering stockholder) and the number of shares of Common Stock to be withdrawn or, in the case of Common Stock tendered by book-entry transfer, the name and number of the account at The Depository Trust Company (the “Book-Entry Transfer Facility”) to be credited with the withdrawn Common Stock. An “Eligible Institution” is a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP).

NOTICE OF WITHDRAWAL

of Shares of Common Stock
of
Neuberger Berman California Intermediate Municipal Fund Inc.
Neuberger Berman Income Opportunity Fund Inc.
or
Neuberger Berman Real Estate Securities Income Fund Inc.
(each, a “Fund”)
Previously Tendered
Pursuant to the Offer to Purchase Dated September 18, 2009

THE WITHDRAWAL DEADLINE IS 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY,
OCTOBER 16, 2009, UNLESS EXTENDED

This Notice of Withdrawal is Submitted to:

Mellon Investor Services LLC

Toll Free
(866) 223-8669

By First Class Mail, By Overnight Courier, By Hand:

By First Class Mail:	By Registered Certified or Express	By Hand:
Mail or Overnight Courier:
Mellon Investor Services LLC		Mellon Investor Services LLC
Attn: Corporate Action Dept.,	Mellon Investor Services LLC	Newport Office Center VII
27th Floor	Newport Office Center VII	480 Washington Boulevard
P.O. Box 3301	480 Washington Boulevard	Mail Drop - Reorg
South Hackensack, NJ 07606	Mail Drop – Reorg	Attn: Reorganization Dept., 27th Floor
	Attn: Reorganization Dept., 27th Floor	Jersey City, NJ 07310
Jersey City, NJ 07310

DESCRIPTION OF COMMON STOCK WITHDRAWN*
Enter the Name of your Fund:
Name(s) and Address(es) of Registered Holder(s)	Common Stock Withdrawn
(Please fill in, if blank, exactly as name(s) appear(s) on your Direct	(Attach additional list if necessary)
Registration Account(s))
Number of Shares
	Direct	Total Number of	of Common Stock
	Registration	Shares of Common	Held in the Direct
	Transaction	Stock Held in the	Registration
	Advice Number	Direct Registration	System that are
	(if available)	System*	Withdrawn**

Total Number
of Shares of
Common Stock
*	Need not be completed by holders of Common Stock withdrawing by book-entry transfer.
**	Unless otherwise indicated, it will be assumed that all Common Stock held in Direct Registration System is being withdrawn.

     This Notice of Withdrawal is to be completed if you tendered shares of common stock of a Fund in connection with the offer by (1) Neuberger Berman California Intermediate Municipal Fund Inc., a Maryland corporation, to purchase for cash up to 10% of its outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), (2) Neuberger Berman Income Opportunity Fund Inc., a Maryland corporation, to purchase for cash up to 10% of its outstanding Common Stock and (3) Neuberger Berman Real Estate Securities Income Fund Inc., a Maryland corporation, to purchase for cash up to 5% of its outstanding Common Stock.

☐

CHECK HERE IF YOUR COMMON STOCK WAS TENDERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE DEPOSITARY AND COMPLETE THE FOLLOWING. PLEASE ENCLOSE A PHOTOCOPY OF SUCH NOTICE OF GUARANTEED DELIVERY.

Name of Fund:

Name(s) of Registered Holder(s):

Window Ticket No. (if any):

Date of Execution of Notice of Guaranteed Delivery:

Name of Institution which Guaranteed Delivery:

Signatures are required on the next page.

NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW.
PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS
NOTICE OF WITHDRAWAL CAREFULLY.

Name of Fund:

Signature(s) of Owner(s):

Date: ________________, 2009

Printed Names:

Capacity:

Address:

Guarantee of Signature(s)
(Required if Common Stock has been delivered to the Depositary)
[For use by financial institutions only. Place medallion guarantee in space below.]

J0421 09/09